October 24, 2022

DSS AmericaFirst Quantitative Funds

9700 Village Center Drive

Suite 130

Granite Bay, CA  95746

Re: DSS AmericaFirst Quantitative Funds File Nos. 333-179594 and 811-22669

Trustees:

A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 19 to the DSS AmericaFirst Quantitative Funds Registration Statement (the "Registration Statement"). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 31 to the Registration Statement (the "Amendment").  We also consent to all references to us in the Amendment.

Very truly yours,

/s/

THOMPSON HINE LLP